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                                                                  EXHIBIT 10.1.8


                              EMPLOYMENT AGREEMENT
                              --------------------

  THIS EMPLOYMENT AGREEMENT (this "Agreement") is executed this 29th day of September, 1994, at Akron, Ohio, by and between TELXON PRODUCTS, INC. ("TPI"), a Delaware corporation with offices at 3330 West Market Street, Akron, Ohio 44333-3352, and a wholly owned subsidiary of TELXON CORPORATION ("Parent"), a Delaware corporation with offices at 3330 West Market Street, Akron, Ohio 44333-3352, and DAN R. WIPFF ("Employee"), and is made effective April 1, 1994 (the "Effective Date").

                                  WITNESSETH:

  WHEREAS, TPI and Parent desire to employ Employee initially as President of TPI and Senior Executive Vice President of Parent, and thereafter, in such capacity as the Board of Directors of Parent (the "Board") shall direct, and Employee desires to be so employed, upon the terms and conditions herein contained; and

  WHEREAS, Parent and Employee desire to have this Agreement supersede any and all prior agreements, oral or written, relating to the employment of Employee by either Parent or TPI.

  NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

  1. EMPLOYMENT PERIOD. Parent and TPI agree to employ Employee and Employee agrees to serve TPI for the period (the "Employment Period") beginning on the Effective Date and ending March 31, 1997, subject to prior termination of this Agreement pursuant to section 4 hereof.

  2. NATURE OF DUTIES.
     ----------------
     a. Employee's duties and responsibilities shall be to serve in such capacity as the Board shall direct, in conformity with management policies, guidelines and directions issued by TPI and approved by Parent, and shall have general charge and supervision of those functions and such other responsibilities as the Board shall determine. Employee shall report to the Chief Executive Officer of Parent or such other officer as the Board shall direct (the "Supervisor").

     b. Employee shall work exclusively for Parent and TPI on a full-time basis in such capacity and shall carry on his employment at such location as shall be required by the Board, except for time spent traveling on business on behalf of Parent or TPI. During normal business hours, Employee shall devote all of his time and attention to TPI and Parent business.
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     c.  Employee shall perform his duties and responsibilities hereunder diligently, faithfully and loyally in order to cause the proper, efficient and successful operation of TPI business.

  3. COMPENSATION AND BENEFITS.

     a. BASE SALARY AND EXPENSES. As compensation for Employee's services, Parent shall cause TPI to pay to Employee during the Employment Period a salary (the "Base Salary") at the annual rate of:

         i. from April 1, 1994 through July 15, 1994: $500,000 per year;

         ii. from July 16, 1994 through March 31, 1995: $350,000 per year; and

         iii. from April 1, 1995 through March 31, 1997: $275,000 per year.

  All payments will be in arrears, in equal installments every second
  Friday, or at such other interval as the Board shall direct. TPI shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee on TPI and Parent's behalf during the Employment Period and approved by the Supervisor, or such other officer as the Board shall direct.

     b.  BONUS COMPENSATION.  In addition to the Base Salary,
  Employee shall, at the discretion of the Board, be eligible to receive bonus compensation ("Bonus Compensation") during the Employment Period on a basis to be approved by the Board; provided that:

         i. for each fiscal year the individual potential bonus will not exceed $150,000;

         ii. any bonus will be on an annual basis, paid after the year-end audit has concluded; and

         iii. the bonus criteria will be based upon goals and achievements agreed upon by Employee and the Parent's
     Chief Executive Officer and approved by the Board.

     c. VACATION. During the Employment Period, Employees shall be entitled to take vacation time in accordance with TPI and Parent's policies, which for Employee is five (5) weeks per year. In the event that all or any part of said vacation is not taken for any reason during any such year, there will be no compensation paid in lieu thereof, and accrued and unused vacation time shall not be carried over and added to the vacation time for the succeeding year in accordance with such policy.

     d. HEALTH, DISABILITY, RETIREMENT AND DEATH BENEFITS. TPI shall provide Employee with the same health, disability, retirement and death and other fringe benefits as are generally provided to the executive employees of TPI and Parent in accordance with such terms, conditions and


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  eligibility requirements as may from time to time be established or modified by TPI and approved by Parent.

     e. RESTRICTED STOCK. The 60,000 shares of the Parent's restricted stock included in the larger grant previously made to Employee in December 1992 which is still subject to restriction shall, upon the Effective Date of this Agreement, be treated as follows:

         i. the 20,000 shares for which forfeiture would otherwise lapse on December 31, 1994 will now be subject to forfeiture only if Employee's employment is terminated by Parent for cause prior to December 31, 1994;

         ii. the 20,000 shares for which forfeiture would otherwise lapse on December 31, 1995 will remain subject to the original forfeiture provisions of the December 1992 grant.

        iii. the 20,000 shares for which forfeiture would otherwise lapse on December 31, 1996 will automatically be forfeited and returned to the Parent upon the Effective Date of this Agreement.

        iv. in all other respects, the restricted stock herein referenced shall remain under the restrictions and terms imposed at the time of the original December 1992 grant.

  4. TERMINATION.
     -----------
     a. This Agreement shall terminate automatically upon Employee's death.

     b. Parent may terminate Employee's employment under this Agreement at any time, upon five (5) days written notice to Employee, other than for cause, or if Employee becomes permanently disabled. Permanent disability shall be determined by Parent according to the same standards applicable to the employees of TPI and Parent generally under the disability benefits referred to in paragraph 3(d) hereof.

     c. Parent shall have the right to terminate Employee's employment under this Agreement at any time, immediately, for "cause," which shall mean for behavior of Employee which is adverse to Parent's or TPI's interests, including, without limitation, Employee's dishonesty, grossly negligent misconduct, willful misconduct, disloyalty, acts of bad faith, neglect of duty or material breach of this Agreement.

  5. EFFECTS OF TERMINATION.
     ----------------------

     a. In the event of automatic termination by reason of Employee's death pursuant to paragraph 4(a), or by Parent by reason of Employee's permanent disability pursuant to paragraph 4(b), all of Parent's and TPI's obligations under this Agreement shall end except for TPI's obligations to pay Employee's Base Salary and Bonus Compensation, if any, in each case earned and accrued but unpaid to the date of death or permanent disability. Employee shall have the right to receive any payments under the death or




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  disability benefits, as the case may be, provided to Employee pursuant to paragraph 3(d), if any.

     b. In the event Parent exercises its right of termination other than for cause pursuant to paragraph 4(b), or if this Agreement expires, all of Parent's and TPI's obligations under this Agreement shall end except for TPI's obligations under paragraph 5(c) of this Agreement and its obligations to pay Employee's Base Salary and Bonus Compensation, if any, in each case earned and accrued but unpaid to the date of termination (which, for purposes of this paragraph 5(b), shall be five (5) days after the date on which notification is provided by Parent to Employee pursuant to paragraph 4(b) or at the expiration of this Agreement, whichever the case may be).

     c. In the event Parent exercises its right of termination other than for cause pursuant to paragraph 4(b), TPI shall be obligated to pay Employee the greater of the Base Salary for and over the remaining unexpired term of the Agreement, or $250,000; all such payments to be made in arrears, in the normal course, on every second Friday until completed.

     d. In the event Parent exercises its right of termination pursuant to paragraph 4(c) for "cause," or Employee otherwise leaves the employ of TPI prior to the expiration of this Agreement (which, for the purposes of this paragraph 5(d) shall be at the date of termination or at the date Employee otherwise leaves the employ of TPI), all of Parent's and TPI's obligations under this Agreement shall end except for TPI's obligations to pay Employee's Base Salary, if any, earned and accrued but unpaid to the date of termination.

     e. Any payments otherwise to be made to Employee under this section 5 shall be subject to offset by TPI or the Parent for any claims for damages, liabilities or expenses which either may have against Employee.

  6. COVENANT NOT TO COMPETE.
     -----------------------
     a. For the purposes of this section 6, and of section 7, the term "TPI" shall mean Telxon Products, Inc., its parent company, Telxon Corporation, and their wholly or partially owned subsidiaries, together with their respective successors and assigns.

     b. INDUCEMENT. This covenant between Employee and TPI is being executed and delivered by Employee in consideration of Employee's employment with TPI and TPI's obligations hereunder (including, without limitation, the Base Salary, the Bonus Compensation and other benefits and payments set forth herein). Employee acknowledges that TPI's business and Employee's responsibilities are international in scope. Employee further acknowledges that the covenant not to compete with TPI contained in this section 6 was and has been a condition of his employment since Employee was originally employed by TPI and Parent.

     c. RESTRICTED ACTIVITIES--DURATION. Except as otherwise consented to or approved by the Board in writing, Employee agrees that, in addition





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  to being operative during the term of this Agreement, the provisions of paragraph 6(c)(i) through (iii) hereof, inclusive, shall be operative for a period of the greater of twelve (12) months after Employee's termination of employment with TPI, or the remaining unexpired term of this Agreement, regardless of the time, manner or reasons for termination. During such periods, Employee will not, directly or indirectly, acting alone or as a member of a partnership or as an owner (provided that ownership of not more than one percent (1%) of the stock of any publicly traded company shall not be deemed violative of this paragraph), director, officer, employee, manager, representative or consultant of any corporation or other business entity:

         i. engage in any business in competition with or adverse to the business that is conducted by TPI, or, without limiting the generality of the foregoing, engage in any business which manufactures, distributes, services or supports products which are of a type manufactured, sold, marketed, serviced or supported by TPI, or which are in the process of development in which Employee has participated, at the time of the termination of this Agreement or Employee's employment with TPI, in the United States, Canada or any European, Asian, Pacific or other foreign country in which TPI then or thereafter transacts business or is making a bona fide attempt to do so;

         ii. induce, request or attempt to influence any customers or suppliers of TPI to curtail or cancel their business with TPI or in any way interfere with TPI's business relationships; or

         iii. induce, request or attempt to influence any other employee, agent or representative of TPI to terminate their respective relationships with TPI or in any way interfere with TPI's employee, agency or representative relationships.

     d.  TOLLING; RELIEF OF OBLIGATIONS.  In the event that
  Employee breaches any provision of this section 6, such violation (1) shall toll the running of the twelve (12) month period set forth in paragraph 6(c) from the date of commencement of such violation until such violation ceases, and (ii) shall relieve TPI of any obligations to Employee under this Agreement.

     e. "BLUE PENCILLING" OR MODIFICATION. If either the length of time, geographic area or scope of restricted business activity set forth in paragraph 6(c) is deemed unreasonably restrictive or unreasonable in any other respect in any court proceeding, Employee and TPI agree and consent to such court's modifying or reducing such restriction(s) to the extent deemed reasonable under the circumstances then presented.

  7. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.
     -----------------------------------------
     a.  For purposes of this Agreement, "Confidential
  Information" means all information or trade secrets of any type or description belonging to TPI which are proprietary and confidential to TPI and which are not publicly disclosed or are only disclosed with restrictions. Without





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  limiting the generality of the foregoing, "Confidential Information" includes strategic plans for carrying on business, other business plans, cost data, internal financial information, customer lists, employee lists, vendor lists,
  manufacturing methods or processes, product research or engineering   data,
  drawings, designs, schematics, flow charts, computer programs, program decks, routines, subroutines, translators, compilers, operation systems, object and source codes, specifications, inventions, calculations, discoveries and any letters, papers, documents or instruments disclosing or reflecting any of the foregoing, and all information revealed to, acquired or created by Employee during Employee's employment by TPI relating to any of the foregoing.

     b. Employee acknowledges that the discharge of Employee's duties under this Agreement will necessarily involve his access to Confidential Information. Employee acknowledges that the unauthorized use by him or disclosure by him of such Confidential Information to third parties might cause irreparable damage to TPI and TPI's business. Accordingly, Employee agrees that at all times after the date hereof he will not copy, publish, disclose, divulge to or discuss with any third party nor use for his own benefit, without the prior express written consent of the Board, except in the normal conduct of his duties under this Agreement, any Confidential Information, it being understood and acknowledged by Employee that all Confidential Information created, compiled or obtained by Employee or TPI, or furnished to Employee by any person while Employee is associated with TPI remains its exclusive property.

     c. Promptly upon termination of his employment, irrespective of the time or manner thereof or reason therefor, Employee agrees to return and surrender to TPI all Confidential
  Information in any manner in his control or possession, as well as all other TPI property.

  8. REMEDIES INADEQUATE.
     -------------------
     a. Employee acknowledges that the services to be rendered by him to TPI as contemplated by this Agreement are special, unique and of extraordinary character. Employee expressly agrees and understand that the remedy at law for any breach by him of section 6 or section 7 of this Agreement will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, upon adequate proof of Employee's violation of any legally enforceable provision of section 6 or section
  7 hereof, TPI shall be entitled to immediate injunctive relief, including, without limitation, a temporary order restraining any threatened or further breach. In the event any equitable proceedings are brought to enforce the provisions of any of section 6, section 7 or section 8 hereof, Employee agrees that he will not raise in such proceedings any defense that there is an adequate remedy at law, and Employee hereby waives any such defense. Nothing in this Agreement shall be deemed to limit TPI's remedies at law or in equity for any breach by Employee of any of the provisions of section 6 or section 7 hereof which may be pursued or availed of by TPI. Without limiting the generality of the immediately preceding sentence, any covenant on Employee's part contained in section 6 or section 7 hereof, which may not





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  be specifically enforceable shall nevertheless, if breached, give rise to a cause of action for monetary damages.

     b. Employee has carefully considered, and has had adequate time and opportunity to consult with his own counsel or other advisors regarding the nature and extent of the restrictions upon him and the rights and remedies conferred upon TPI under sections 6, 7, and 8 hereof, and hereby acknowledges and agrees that such restrictions are reasonable in time, territory and scope, are designed to eliminate competition which otherwise would be unfair to TPI, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of TPI and do not confer a benefit upon TPI disproportionate to the detriment to Employee.

     c. The covenants and agreements made by Employee in sections 6, 7, and 8 hereof shall survive full payment by TPI to Employee of the amounts to which Employee is entitled under this Agreement, the expiration of the Employment Period and this Agreement.

  9. RIGHTS. Employee acknowledges and agrees that any procedure, design feature, schematic, invention, improvement, development discovery, know how, concept, idea or the like (whether or not patentable, registrable under copyright or trademark laws, or otherwise protectable under similar laws) that Employee may conceive of, suggest, make, invent, develop or implement, during the course of his service pursuant to this Agreement (whether individually or jointly with any other person or persons), relating in any way to the business of TPI or to the general industry of which TPI is a part, as shall all physical embodiments and manifestations thereof, and all patent rights, copyrights, trademarks (or applications therefor) and similar protections therein (all of the foregoing referred to as "Work Product"), shall be the sole, exclusive and absolute property of TPI. All Work Product shall be deemed to be works for hire, and to the extent that any Work Product may not constitute a work for hire, Employee hereby assigns to TPI all right, title and interest in, to and under such Work Product, including without limitation, the right to obtain such patents, copyright registrations, trademark registrations or similar protections as TPI may desire to obtain. Employee will immediately disclose all Work Product to TPI and agrees, at any time, upon TPI's request and without additional compensation, to execute any documents and otherwise to cooperate with TPI respecting the perfection of its right, title and interest in, to and under such Work Product, and in any litigation or controversy in connection therewith, all expenses incident thereto to be borne by TPI.

  10. ASSIGNMENT OF EMPLOYEE'S RIGHTS. In no event shall TPI be obligated to make any payment under this Agreement to any assignee or creditor of Employee. Prior to the time of payment under this Agreement, neither Employee nor his legal representative shall have any right by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Agreement.

  11. TPI'S OBLIGATIONS UNFUNDED; GUARANTEE OF PARENT. Except as to any benefits that may be required to be funded under any benefit plan of TPI pursuant to law or pursuant to other agreements and which are not for the sole benefit of Employee, the obligations of TPI under this Agreement are not funded and TPI





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shall not be required to set aside or deposit in escrow any monies in advance of the due date for payment thereof to Employee. Parent hereby irrevocably guarantees the prompt and full payment when due of any obligations of TPI to Employee under this Agreement.

  12. NOTICES. Any notice to be given hereunder by TPI to Employee shall be deemed to be given if delivered to Employee in person, or if mailed to Employee, by certified mail, postage prepaid, return receipt requested, at his address last known on the records of TPI, and any notice to be given by Employee to TPI or to Parent shall be deemed to be given if delivered in person or by mail, postage prepaid, return receipt requested, to the Supervisor at Parent's offices in Akron, Ohio, unless Employee, Parent or TPI shall have duly notified the other parties in writing of a change of address. If mailed, such notice shall be deemed to have been given when deposited in the mail as set forth above.

  13. AMENDMENTS. This Agreement shall not be modified or discharged, in whole or in part, except by an agreement in writing signed by the parties hereto.

  14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties. The parties are not relying on any other representation, express or implied, oral or written. This Agreement supersedes any prior employment agreement, written or oral, between Employee and TPI or Parent.

  15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not affect the meaning of any terms or provisions hereof.

  16. BINDING EFFECT. The rights and obligations of Parent and TPI hereunder shall inure to the benefit of, and shall be binding upon, Parent, TPI and their respective successors and assigns, and the rights and obligations of Employee hereunder shall inure to the benefit of, and shall be binding upon, Employee and his heirs, personal representatives and estate.

  17. SEVERABLE PROVISIONS. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially enforceable provision shall be binding and enforceable to the extent enforceable in any jurisdiction.

  18. GOVERNING LAW AND VENUE. The validity, construction and performance of this Agreement shall be governed in accordance with the laws of the State of Ohio without regard to conflict of laws principles. All actions arising hereunder shall be brought in the courts, state and federal, sitting in Cuyahoga or Summit County, Ohio, and the parties each hereby submit to the jurisdiction of such courts.





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  IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written, effective the Effective Date.


                             TELXON PRODUCTS, INC.

                             By:   /s/ Robert F. Meyerson
                                -------------------------------------
                                Chairman


                             TELXON CORPORATION

                             By:   /s/ Robert F. Meyerson
                                -------------------------------------
                                Chief Executive Officer


                             EMPLOYEE:

                               /s/ Dan R. Wipff
                             ----------------------------------------
                             DAN R. WIPFF





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